Exhibit 99.1

Excel Corporation Reports Third Quarter 2016 Financial Results

IRVING, Texas, November 14, 2016 (GLOBE NEWSWIRE) -- Excel Corporation (EXCC), a leading provider of integrated financial and transaction processing services to merchants throughout the United States today reported its consolidated results for the third quarter ended September 30, 2016. Due to the acquisition of the U.S. operations of Calpian, Inc. on November 30, 2015, the results of 2016 and 2015 are not comparable.

Third Quarter Financial Highlights:

●	Consolidated revenues for the period of $4,265,362
●	Net income from continuing operations of $354,916
●	Net income of $229,880
●	EBITDA of $802,540

“We are pleased to report another strong quarter of solid earnings growth, with relative stability in our merchant base. With the recent completion of our new $25 million term loan facility, the Company is well positioned to execute on completing additional merchant portfolio acquisitions in the coming year,” stated T. A. “Kip” Hyde, Jr., Excel's CEO.

For the quarter ended September 30, 2016, the Company announced the following results [the Table below presents summary financial data; see the Company’s Form 10-Q filed on November 14, 2016 for additional information]:

Excel Corporation
Summary Consolidated Financial Results (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues	$4,265,362	$1,081,847	$12,731,311	$3,295,781
Costs and expenses	3,599,683	634,604	10,575,592	1,974,295

Operating income from continuing operations	665,679	447,243	2,155,719	1,321,486
Interest expense, net	310,763	66,773	917,418	213,373

Net income from continuing operations	$354,916	$380,470	$1,238,301	$1,108,113
Loss from discontinued operations	(125,036)	(806,424)	(2,133,721)	(2,201,483)
Loss on disposal of operations	-	-	(840,641)	-
Net income (loss)	$229,880	$(425,954)	$(1,736,061)	$(1,093,370)
Income (loss) - per share
Basic & Diluted	$0.00	$0.00	$(0.02)	$(0.01)

Other Data
Net income from continuing operations	$354,916	$380,470	$1,238,301	$1,108,113
Depreciation and amortization	109,917	26,321	328,932	75,325
Interest expense, net	310,763	66,773	917,418	213,373
Non-cash stock compensation	26,944	70,787	139,367	218,362
Income tax expense, net	-	-	-	-
EBITDA	$802,540	$544,351	$2,624,018	$1,615,173

Disclosure of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes the presentation of certain non-GAAP financial measures provides useful information to management and investors regarding financial and business trends relating to the Company’s financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with the non-GAAP financial measures, investors are provided with a more meaningful understanding of the Company’s ongoing operating performance. In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for evaluating performance. For all non-GAAP financial measures in this release, we have provided corresponding GAAP financial measures for comparative purposes in the report.

We refer to the term “EBITDA” in various places of our financial discussion. EBITDA is defined by us as net income (loss) from continuing operations before interest expense, income tax, depreciation and amortization expense and certain non-cash expenses. EBITDA is not a measure of operating performance under GAAP and therefore should not be considered in isolation nor construed as an alternative to operating profit, net income (loss) or cash flows from operating, investing or financing activities, each as determined in accordance with GAAP. Also, EBITDA should not be considered as a measure of liquidity. Moreover, since EBITDA is not a measurement determined in accordance with GAAP, and thus is susceptible to varying interpretations and calculations, EBITDA, as presented, may not be comparable to similarly titled measures presented by other companies.

About Excel Corporation

Headquartered in Irving, Texas, Excel Corporation provides integrated financial and transaction processing services to small and medium size merchants throughout the United States. Excel delivers its products and services through a national network of independent sales representatives, ISOs and agent banks. Excel's subsidiary, eVance Processing Inc., provides an integrated suite of payment processing services and payment solutions, including credit, debit, gift and reward card processing, with ACH and mobile payments solutions including Apple Pay and Android-based applications. Merchants can choose from multiple payment gateway solutions for both "brick and mortar" and Internet-based businesses. See evanceprocessing.com for more information . Excel subsidiary, eVance Capital, offers merchant cash advance and business loan products designed to help their businesses succeed. See evancecapital.com  for more information.

Excel Corporation common stock is traded Over-The-Counter on the OTCQB under stock symbol: EXCC. Additional information about the Company can be found at www.ExcelCorpUSA.com .

Safe Harbor Statement: All statements from Excel Corporation in this news release that are not based on historical fact are "forward-looking statements" within the meaning of the PSLRA of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While the Company’s management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, among others, statements regarding ability of the Company to comply with the covenants and other terms and conditions of the GACP term loan, to meet the conditions in the GACP term loan necessary to borrow additional funds, to identify and complete acquisitions that meet our investment strategy. For other factors that may cause our actual results to differ from those that are expected, see the information under the caption “Risk Factors” in the Company’s most recent Form 10-K and 10-Q filings, and amendments thereto, as well as other public filings with the SEC since such date. The Company operates in a rapidly changing and competitive environment, and new risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statement.

Investors & Analysts Contact:

Ross DiMaggio

Investor Relations

Union Square Associates

212.675.2100

info@excelcorpUSA.com